Exhibit 3.1

CERTIFICATE OF FORMATION

OF

ELK MERGER SUB II, L.L.C.

This Certificate of Formation is being executed as of November 22, 2024, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Elk Merger Sub II, L.L.C. (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The registered agent of the Company for service of process is National Registered Agents, Inc., located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Michelle Hendrickson
Name:	Michelle Hendrickson
Its:	Authorized Person